EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corp.:

We consent to the use of our reports dated March 15, 2016, with respect to (i) the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary (the Company) as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the three-year period ended December 31, 2015 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of OceanFirst Financial Corp., incorporated by reference in the Amendment No. 2 to the Registration Statement on Form S-4, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

October 17, 2016